Exhibit 99.2

June 30, 2014

Dear Shareholder:

It’s an exciting time here at AeroGrow:

•	We are in the process of launching several new products that we think will be real game changers;
•	Our Direct-to-Consumer business is growing again;
•	Our efforts to “sell-in” the AeroGarden at selected retailers have been very well received;
•	We are finalizing changes to our Asian supply chain that we believe will improve the reliability, quality and cost efficiency of our products;
•	We anticipate having adequate capital to execute what we believe will be a robust plan;
•	And we believe that the market for indoor gardening – and specifically hydroponics -- is on a rapid growth trajectory.

All of these factors add up to what I believe will be an exceptional Fiscal Year 2015 for AeroGrow.  I’m excited to tell you about the details of our plans for the year ahead, but let’s first take a brief look back on Fiscal Year 2014, which ended on March 31, 2014.

RECAPPING FY 2014:

I began this letter last year with the word “transformational.”  That was how I described the events of our last Fiscal Year and particularly the deal we announced April 23rd, 2013 that established a broad strategic alliance between AeroGrow and The Scotts Miracle-Gro Company.  The events of the past 13 months have only solidified my view that this deal was truly a transformational event for AeroGrow in that we have essentially moved from a company with a terrific product, but one that was severely undercapitalized, debt-ridden and struggling to grow, to one that is fully refreshing an already strong product line, has no long-term cash debt on the balance sheet and is growing rapidly.

To fully understand our FY 2014, we must really talk about two distinct halves of the year.  The first half of the year, which lasted from April 1 – early October, was defined by nominal sales caused by our deliberate reduction in inventory as we re-branded the entire product line as the “Miracle-Gro AeroGarden.”  We had to modify many of our injection molding tools and change all of our packaging and marketing materials to reflect the newly co-branded product.  Because we had limited inventory available for sale during the first six months of the year, our net sales were actually down by nearly 30% vs. the same period the prior year and our EBITDA was a loss of over $806,000.

Everything changed in the second half of the Fiscal Year when our newly branded products became available beginning in October.  Net Sales for the second half of the Fiscal Year were $7,556,000, a 58% increase over the prior year.  Our EBITDA profitability for this period was $617,000, an impressive improvement over the $(166,000) loss in the prior year.

Several factors accounted for the significant improvement in our performance:

•	Our new products – particularly our new LED products – were very well received in the market.

•	The co-branding of Miracle-Gro AeroGarden has resonated with consumers.

•
Our Direct-to-Consumer business has begun growing again.  As of October 1st, our trailing 12-month sales in this important channel were down by 30%.  However, on the strength of our new products this channel actually increased by 10% on a trailing 12-month basis during the second half of the year – a tremendous swing to the positive.

•
We made significant inroads in selling our products through the retail channel.  We performed particularly well online at Amazon and Costco.com, and in the Frontgate Catalog.  We also had an encouraging test at The Home Depot.  This performance has led us to additional retail sell-in, which I’ll be touching on later in this letter.

•
Our gross margin for the second half of the year was 41%.  Though down from just over 42% during the same period last year, our gross margin remains quite healthy when you  consider the shift in channel mix.  In Fiscal 2014, retail sales, which necessarily carry lower margins, grew dramatically versus our higher margin direct response channel.   Actually our Gross Margin for the second half of last year exceeded our internal plan largely due to cost reductions that we achieved on several of our most popular gardens.

We continued this strong trend in our Fiscal 4th quarter, with sales up 44% over the prior year to $2,580.000.   Direct-to-Consumer sales were up 12% and Retail sales were up 232%.   Our EBITDA for the quarter was $(68,000), a considerable improvement over the prior year.

While excellent progress, we felt that our 4th Quarter sales – and ultimately profitability – were constrained due to significant out of stock levels of our highly popular new LED products that we launched last November.  We simply couldn’t keep these products in stock during February -  April, causing us to carry a backorder amount of nearly $100,000 at March 31st, and having lost an undetermined amount of Direct-to-Consumer sales due to simply not having the products available to ship when consumers most wanted to purchase them.  This wasn’t for lack of capital (as has historically been the case when we’ve suffered out of stock levels) or lack of supply chain support…this was simply that demand for these new products was considerably more than we forecasted when we did our ordering in December and early January.  We have taken this as a lesson to learn from and an indicator of the market’s appetite for our products as we plan the next year.

We are now fully back-in-stock on all of these products and expect to maintain adequate stock levels going forward.  The impact of being back in stock with our LED products has been notable in our Direct-to-Consumer business.  Orders in our direct business were up 2% YOY in April (before we were back in stock with the LEDs); and jumped up to +69% in May.  As I write this letter, June is tracking similarly to May.  An important part of our FY 2015 planning has been ensuring that we have enough capital to carry adequate inventories – and even be a little long on inventories of some of our most popular products – so that we can consistently meet demand and maximize our sales opportunities.  During the Fiscal 4th quarter we began to modestly increase our spending in several areas to drive continued sales growth in FY 2015.   This included increased expenditures for advertising and PR (to increase brand awareness), product development and several critical hires to assist with our execution.

I also want to highlight the improvement in our balance sheet.  As of March 31 2014, we had over $1.7 million in cash on hand plus another $573,000 in (good) accounts receivables.  We also ended the Fiscal Year with no cash debt – a world of improvement from having debt of over $2.7 million last year and nearly $12 million just three years ago.  The strengthening of the balance sheet  along with solid spring season sales and our continued expense control initiatives have provided a cash cushion that positions us well for our fall season ramp-up.

A LOOK AHEAD…OUR PLANS FOR FY 2015:

Our improved performance during the second half of last year has set the stage for what I anticipate will be a continued period of strong growth in Fiscal Year 2015.  If FY 2014 was a transformative year for the Company, my intention is that 2015 will be a year of great progress – both on the top and bottom lines, in the breadth and depth of our product line and in the distribution of our products in the marketplace.

We are focused on four key initiatives that I believe will be the drivers of our growth plans in 2015 and beyond.  These include (1) Product development (2) Retail Distribution, (3) our Direct-to-Consumer business and (4) Supply Chain.  To fund these initiatives we are putting the finishing touches on a short-term line of working capital that will give us access to the capital we will need to execute our plan.  I anticipate making an announcement regarding this facility in near future.

Here is an update on each of these key areas of our business:

Product Development:

A hallmark of 2014 was the introduction of our new ULTRA LED product which, as I noted above, proved so popular that we couldn’t keep it in stock this spring.  Our LED product not only looks great, but has proven to grow plants extremely well and is highly energy efficient.

In 2015, we will be extending the market’s considerable interest in LED products in two ways:

•	We have developed our most advanced LED lighting system to date, now even more compact and “sleek looking,” to go on our top end gardens, the AeroGarden ULTRA and AeroGarden EXTRA.

•
We will be adding a more modest LED system that will be available on our most popular mid-range garden, the AeroGarden 7.  This LED system has performed incredibly well in our grow lab and will allow us to sell an LED product into the market at a very reasonable price -- under $200.

•
We’ll also be introducing an all new garden aimed at the entry level market and sold through mass retail.  The all-new AeroGarden 3 SL will launch in November of this year in time for the holiday season.  Priced at under $50 and sized to fit in almost any setting, from the smallest of urban apartments to office cubicles to suburban homes, we believe the AeroGarden 3 SL will generate mass appeal and trial.  Increased trial and mass exposure will introduce many new people to indoor gardening with the potential to bring them into the AeroGarden franchise.  Once in the franchise, customers will have the opportunity to buy many additional (high margin) seed kits, accessories and even more powerful AeroGardens.

We’ll also be updating our highly popular AeroGarden 6 and AeroGarden 7 products this year, with new colors and functionality.  Also look for us to step up the pace as we launch more new, high margin seed kits and accessory items.

Retail Distribution:

When we closed on the Scotts deal in April of last year, it was too late to achieve any meaningful distribution at brick and mortar retail for the 2013 Holiday season.  While we had success in selling through various dot-com sites (notably Amazon and Costco), our efforts to sell into more traditional retailers only began in earnest this spring – aimed at testing in selected retailers beginning in the fall of 2014.

I am very pleased to report that our efforts to sell-in to this market have been very well received – and we will be engaged in numerous tests with many notable retailers this fall, including:

•
Amazon.com:  Amazon was a major success for us last year.   In fact, the day after Christmas, Amazon put out a press release reporting their record-setting holiday season results in which they listed best sellers by category…and the AeroGarden was mentioned along with well-known brands such as Keurig and Black & Decker.  We have had extensive discussions with the merchandising team at Amazon on how best to grow this category in the years ahead…and I anticipate that we’ll continue to have a strong presence on Amazon.

•	BJ’s Wholesale Club: Look for us at BJ’s beginning this fall.

•	Costco: We’ll plan to test in Costco warehouses starting in late October. We’ll also continue to build our business on line through Costco.com.

•
The Home Depot:  We did a modest test in several hundred Home Depot stores this spring in which we featured the AeroGarden 6 and a seed starting system as a pack-in and are in conversations on how to build on the program this fall and beyond.

•	Meijer Stores: We plan to have a presence in 193 Meijer stores beginning in November.

•	Sam’s Club: We conducted a small test in 16 Sam’s Clubs this spring and performed well. As a result, we’re planning to expand this test beginning in November.

•	True Value: True Value is making a big push into hydroponics and plans to feature several of our products.

•
Walmart:  We are planning to add the world’s largest retailer as one of our retail partners beginning this November.  We plan to test the new AeroGarden 3 SL at select Walmart stores along with seed kits and grow lights.  We will also be working with Walmart.com

We’re also in discussions with other potential retail partners, but frankly the above list has pretty well filled our manufacturing and capital capacity for this year.  We have made a concerted effort to provide differentiated products to these retailers so what you see at a Costco Warehouse will be different than what you see at a Home Depot or a Walmart.

I would also note that we have not yet made an attempt to distribute our products in retailers that are considered more traditional Housewares stores.  We presently have several products “on the drawing board” that we believe are well suited for this market, and I would anticipate that we will be testing in this market next year.

Direct-to-Consumer Business:

However much success we have in selling into retail, our Direct-to-Consumer business remains critically important to us for several reasons:

•	It is high margin business.

•	It features our full line of products – particularly seed kits and accessories. No retailer carries all of our products (and many may carry only one or two).

•
It gives us a chance to effectively educate consumers regarding the product.  Purchasing an AeroGarden can be a bit of a technical selling process and there is no better way to tell our story than on our web site.  This is true whether the consumer purchases directly from us or at one of our retail partners.

For these and other reasons, I am very pleased that our Direct business has begun to grow again.  We are committed to continuing to build this business and to enhance the web site, catalogs and overall consumer experience for both people who are visiting us for the first time as well as long time AeroGardeners.  Look for important enhancements to our overall look and content in our Direct-to Consumer business later this fall.

Supply Chain:

Two years ago we set out to truly revamp our supply chain.  We had three goals with this effort:  (1) Improve the reliability, redundancy and capacity of our supply chain; (2) Improve the overall quality of our products; and (3) reduce the cost of our products and the amount of capital that is tied up in the manufacturing process.  Big goals…but critical if we are truly going to achieve the plans that we have for the company over the next several years.

I am pleased to report that we are in the final stages of completing this sweeping initiative.  Within the next few months we will have transformed the full scope of our supply chain to achieve the goals that we set forth over two years ago, and I think the results will have significant benefits throughout our company.

BEYOND FY 2015:

For the past several months, the full focus of everyone in our Company has been on delivering a great FY 2015…and I’m optimistic that we are on a path to do exactly that.  Because we’re a small company that is committed to holding our overhead in check, it is sometimes difficult to look very far ahead.  Nevertheless, with the traction we’ve now gained on a number of critical fronts, we’ve begun the planning process for FY 2016 and beyond.

While I’m not going to go into any great detail about our plans beyond the current Fiscal Year, you should anticipate that our focus will be on substantial product development, increased distribution in North America, and the beginning of a roll out into select International markets.  We are committed to building THE leading company in the indoor gardening market – a market that we believe is poised for significant growth.

SUMMARY:

I am extremely proud of the progress that we’ve made in turning this business around over the past several years – with dramatic improvements to our margins, cash flows and operating results.  As we began FY 2014 last April, the one element of our turnaround that had yet to be demonstrated was sales growth.  However, now with nearly 60% top line growth in the past six months and strong trial of our products at key retailers beginning later this year, I believe we are starting to see the top line growth that I believe we are capable of delivering.  And with improved top line performance, I believe that over time our sales growth will result in improved margins and bottom line performance.

In closing, I want to acknowledge all of our key stakeholders and thank you for your outstanding support of AeroGrow.  Whether you’re a long-term investor or have been introduced to our company more recently, I want you to know that we take very seriously the responsibility of building a great company – one that strives to consistently deliver solid results on both the top and bottom lines.  I also want to thank our new partners at Scotts Miracle-Gro who have been incredibly supportive of our vision to build a great company in the indoor gardening space – and I think we have had a terrific first year in our alliance.  And finally I’d like to recognize the entire team here at AeroGrow for all their hard work and their commitment to our company. I really appreciate their extraordinary dedication to making this Company a special one.

Thank you.

/s/ J. MICHAEL WOLFE

J. Michael Wolfe
President &Chief Executive Officer

 AEROGROW INTERNATIONAL, INC.
EBITDA CALCULATION

	Fiscal Years Ended March 31,
(in thousands)	2014	2013
Loss from Operations	$(876)	$(1,109)

Add Back Non-Cash Items:
Depreciation	156	160
Amortization	-	14
Stock based compensation	257	177
Common stock warrant expense	36	-
Scott’s Miracle-Gro IP royalty and branding license	238	-
Total Non-Cash Items	687	351

Adjusted EBITDA	$(189)	$(758)

Adjusted EBITDA is a non-GAAP measure. The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net earnings. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net earnings. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening market. With a commitment to "Grow Anything...Anytime...Guaranteed," AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. For more information, visit www.aerogrow.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.